Exhibit 4.2

SINCLAIR BROADCAST GROUP, INC., AS ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE,

DATED AS OF MAY 10, 2007

TO THE INDENTURE,

DATED AS OF MAY 10, 2007,

AMONG THE ISSUER AND TRUSTEE SET FORTH THEREIN.

3.00% Convertible Senior Notes due May 15, 2027

i

FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 10, 2007 between SINCLAIR BROADCAST GROUP INC., a Maryland corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of May 10, 2007 (the “Base Indenture,” and as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the issuance and sale of up to $345,000,000 aggregate principal amount of a new series of the Company’s 3.00% Convertible Senior Notes due May 15, 2027 (the “Notes”) has been authorized by resolutions adopted by the Board of Directors and the Pricing Committee of the Board of the Directors of the Company (each, a “Board Resolution”) dated as of May 1, 2007 and May 2, 2007, respectively;

WHEREAS, the Company desires to issue and sell up to $345,000,000 aggregate principal amount of the Notes on the date hereof (including up to $45,000,000 of Notes, which may be issued upon exercise of an over-allotment option);

WHEREAS, Section 901 of the Base Indenture provides that without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to, among other things, (a) add to the covenants of the Company for the benefit of the Holders of all or any series of Securities, (b) to add additional Events of Default for the benefit of the Holders of all or any series of Securities, (c) to establish the form or terms of any series of Securities, and (d) to cure any ambiguity, to correct or supplement any provision herein, which may be inconsistent with any other provision in the Base Indenture;

WHEREAS, the Company desires to (a) add covenants of the Company and additional Events of Default for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)), (b) establish the form and terms of the Notes and (c) provide whether certain Articles of the Indenture will apply to the Notes (except as may be provided in a Future Supplemental Indenture); and

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid supplement to the Base Indenture according to its terms and the terms of the Base Indenture have been done;

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this First Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS; ESTABLISHMENT OF NEW SERIES

SECTION 1.1. Certain Terms Defined in the Base Indenture; Establishment of New Series.

Except as may be provided in a Future Supplemental Indenture with respect to the Notes, all capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby; provided, however, that any term defined in the Base Indenture that is also defined in this First Supplemental Indenture shall for all purposes of this First Supplemental Indenture and all matters relating to the Notes, have the meaning set forth in this First Supplemental Indenture.

This First Supplemental Indenture constitutes an integral part of the Base Indenture but is effective only with respect to the Notes issued under this First Supplemental Indenture, as described below.

There is hereby established, pursuant to the authority granted under the Base Indenture, a series of Notes that shall be known and designated as the “3.00% Convertible Senior Notes due 2027”, of the Company.  The Final Date of Maturity of the Notes shall be May 15, 2027, and the Notes shall each bear interest at the rate of 3.00% from November 15, 2007, or from the most recent Interest Payment Date to which interest has been paid, as the case may be, payable pursuant to Section 309.

The aggregate principal amount of Notes which may be authenticated and delivered is limited to $345,000,000 in principal amount of Notes, which includes the over-allotment option of $45,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 303, 304, 305, 306, 307 of the Base Indenture.

The principal of, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose; provided, however, that at the option of the Company, interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register.  If any of the Notes are held by the Depositary, payments of interest may be made by wire transfer to the Depositary.  The Trustee is hereby initially designated as the Paying Agent under the Indenture.

The Notes shall be redeemable as provided in Article Eleven of the Base Indenture, as supplemented by this First Supplemental Indenture.  The terms of redemption are set forth in Section 2.11 of this First Supplemental Indenture.

The Notes shall be convertible into shares of the Company’s Class A Common Stock as provided in Section 2.12 of this First Supplemental Indenture.

The Notes shall be redeemable, at the option of the Holder, upon a Fundamental Change as provided in Section 2.13 of this First Supplemental Indenture.

SECTION 1.2. Definitions.

(a) Except as may be provided in a Future Supplemental Indenture with respect to the Notes, Section 101 of the Indenture shall be amended solely for the purpose of the Notes (i) by adding the following new definitions if such definitions are not contained in the Base Indenture and (ii) if the terms set forth below are found in the Base Indenture, by replacing the terms and their meanings set forth in the Base Indenture with those set forth below:

“Act” means any request, demand, authorization, direction, notice, consent, waiver or other action provided by this First Supplemental Indenture to be given or taken by Holders that may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.

“Applicable Five Trading Day Period” means the five Trading Days ending on the second Trading Day immediately preceding the first day of the relevant six-month period.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Note, the rules and procedures of the Depositary, in each case to the extent applicable to such transfer or exchange.

“Cash” or “cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Class A Common Stock” shall mean the Company’s class A common stock.

“Closing Sale Price” of the Class A Common Stock means, as of any date of determination, the last reported per share sale price (or, if no such closing sale price is reported on such day, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m., New York City time, on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

“Company” means Sinclair Broadcast Group, Inc., a corporation incorporated under the laws of Maryland, until a successor Person shall have become such pursuant to the applicable provisions of this First Supplemental Indenture and the Base Indenture, and thereafter “Company” shall mean such successor Person.

“Conversion Agent” means any Person (including the Company) authorized by the Company to receive Notes (and related documentation) upon conversion thereof, and shall initially be the Trustee.

“Conversion Rate” means, as of any date of determination, an amount equal to $1,000 divided by the then applicable Conversion Price on such date.  As of the date hereof and subject to adjustment pursuant to Section 1406 of the Indenture, the Conversion Rate with respect to the Notes is approximately 48.9476 shares of Class A Common Stock for each $1,000 principal amount of the Notes.

“Defaulted Interest” means any interest on any Note of a series which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date and interest on such defaulted interest at the then applicable interest rate borne by the Notes of that series, to the extent lawful.

“Final Maturity Date” means the final date of maturity on May 15, 2027.

“Future Supplemental Indenture” has the meaning assigned to it in the recitals.

“Global Note” means any Note that evidences all or part of the Notes and bears the legend set forth in Section 202 of the Base Indenture.

“Holder” means any Holder of any Notes.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Record Date” means May 1 and November 1 of each year.

“Issue Date” means the date the Notes are first issued pursuant to this First Supplemental Indenture.

“Nasdaq” means The Nasdaq Global Select Market or The Nasdaq Global Market.

“Note Price” means, on any date of determination, the average of the secondary market bid quotations per Note obtained by us or the bid solicitation agent for $1,000,000 principal amount of the Notes at maturity at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company, provided that if at least three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Company, this one bid shall be used. If the Company cannot reasonably obtain at least one bid for $1,000,000 principal amount of the Notes at maturity from a nationally recognized securities dealer or if, in the Company’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the Note price will equal (a) the then-applicable Conversion Rate of the Notes multiplied by (b) the sale price of Class A Common Stock on such determination date.

“Permitted Holders” means as of any date of determination (i) any of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith; (ii) family members or the relatives of the persons described in clause (i); (iii) any trusts created for the benefit of the persons described in clause (i), (ii) or (iv) or any trust for the benefit of any such trust; or (iv) in the event of the incompetence or death of any of the persons described in clause (i) or (ii), such person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, equity interests of the Company.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Repurchase Date” when used with respect to any Note to be repurchased pursuant to any provision in this First Supplemental Indenture means the date fixed for such repurchase by or pursuant to the Indenture.

“Restricted Subsidiary” means a Subsidiary subject to the covenants or events of default under any agreement governing any other indebtedness of the Company.

“Significant Restricted Subsidiary” means, at any date of determination:

(1)           any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (A) for the most recent fiscal year of the Company accounted for more than 5.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (B) as of the end of such fiscal year, owned more than 5.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and

(2)           any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (8) or (9) of “Events of Default” in Section 501 has occurred, would constitute a Significant Restricted Subsidiary under clause (1) of this definition.

“Stated Maturity Date” means the date on which the principal of the Notes is due and payable.

“Trading Day” means a day on which the Class A Common Stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market as of the close of business, and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock.

“Trading Price” means, on any date of determination, the average of the secondary bid quotations per Note obtained by the Conversion Agent for $1,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used.

(b) Other definitions used and defined in this First Supplemental Indenture:

Term	Defined in Section (of this First Supplemental Indenture)

“Base Indenture”	Recitals
“Bloomberg VWAP”	2.12
“Board Resolution”	Recitals
“Cash Percentage”	2.12
“Certificated Note”	2.1
“Closing Sale Price Condition”	2.12
“Contingent Cash Interest”	2.3
“Conversion Date”	2.12
“Conversion Price”	2.12
“Conversion Notice”	Exhibit D
“Conversion Obligation”	2.12
“Conversion Period”	2.12
“Conversion Rate”	2.12
“Current Dividend Rate”	2.12
“Current Market Price”	2.12
“Daily Conversation Value”	2.12
“Daily Net Share Settlement Value”	2.12
“Depository”	2.1
“Dividend Adjustment Amount”	2.12

“DTC”	2.1
“effective date”	2.12
“Ex-Dividend Date”	2.12
“Expiration Date”	2.12
“Expiration Time”	2.12
“Fundamental Change”	2.13
“Fundamental Change in Control”	2.12
“Fundamental Change Repurchase Date”	2.13
“Fundamental Change Repurchase Price”	2.13
“Indirect Participants”	2.1
“Initial Dividend Rate”	2.12
“Last Reported Sale Price”	2.12
“Maximum Conversion Rate Adjustment”	2.12
“Notes”	Recitals
“Note Register”	Annex A
“Note Registrar”	2.14
“Notice of Occurrence of a Fundamental Change”	Exhibit E
“Option to Elect Repurchase Upon a Fundamental Change”	Exhibit C
“Participants”	2.1
“Quarter”	2.12
“Redemption Notice”	Exhibit B
“Repurchase Date”	2.13
“Repurchase Notice”	Exhibit F
“Repurchase Price”	2.12
“Required Filing Dates”	2.8
“Residual Amount”	2.12
“Stock Price”	2.12
“Surviving Entity”	2.13
“First Supplemental Indenture”	Preamble
“Transforming Transaction”	2.12
“Triggering Distribution”	2.12
“Trigger Event”	2.12
“Volume Weighted Average Price”	2.12

ARTICLE TWO

FORM AND TERMS OF THE NOTES

SECTION 2.1. Form of Note; Custodian and Book-Entry.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, a new Section 205 shall be added to the Base Indenture as follows:

Section 205. Form of Note; Custodian and Book-Entry.

(a) The Notes shall be substantially in the respective form set forth in Exhibit A, which Exhibit is incorporated in and made part of this Indenture. The maximum aggregate principal amount of the Notes, which may be issued is $345,000,000, which includes $45,000,000 which may be issued upon exercise of an over-allotment option. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall provide any such notations, legends or endorsements to the Trustee in writing.

(b) The Notes shall be issued in the form of one or more Global Notes, substantially in the form of Exhibit A, which shall be deposited on behalf of the acquirers of the Notes represented thereby with the Trustee, at its Corporate Trust Office, as custodian for the depositary, The Depository Trust Company (“DTC”) (such depositary, or any successor thereto, being hereinafter referred to as the “Depositary”), and registered in the name of its nominee, Cede & Co., duly executed by the Company and authenticated by the Trustee as hereinafter provided.

(c) Pursuant to the Applicable Procedures established by DTC, upon the deposit of the Global Note, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants, (the “Participants”). The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the Global Note will be limited to Participants or Persons that may hold interests through Participants. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to Participants’ interests), the Participants and the Indirect Participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

(d) The Company will make payments of principal and interest (including Contingent Cash Interest) on the Notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and Holder of the Global Note.

SECTION 2.2. Applicability of Certain Provisions in the Base Indenture.

Except as may be provided in a Future Supplemental Indenture, the Notes shall not have any third party guarantees, and therefore Section 204 and Article Thirteen of the Base Indenture shall not apply until such time, if any, that the Notes are guaranteed by a third party.

In addition, the provisions of Article Four, Defeasance and Covenant Defeasance, of the Base Indenture shall not apply.

SECTION 2.3. Payment of Interest, Contingent Cash Interest and Defaulted Interest.

Section 309 of the Base Indenture shall be replaced in its entirety and restated as follows and will only apply to the Notes issued under the Indenture:

Section 309. Payment of Interest, Contingent Cash Interest and Defaulted Interest.

(a)           The Notes will bear cash interest at an annual rate of 3.00% of the principal amount of the Notes from the Issue Date, or from the most recent date to which interest has been paid or provided for, through Maturity. The first such cash interest payment date will be November 15, 2007. Cash interest will be payable semi-annually in arrears on May 15 and November 15 of each year to Holders of record at the close of business on the Interest Record Date immediately preceding such Interest Payment Date. Each payment of cash interest on the Notes will include interest accrued through the day before the applicable Interest Payment Date (or purchase, redemption or, in certain circumstances, Conversion Date, as the case may be).

If the Company redeems the Notes, or if a Holder surrenders a Note for repurchase by the Company in accordance with the terms of such Note, the Company will pay accrued and unpaid interest to the Holder that surrenders such Note for redemption or repurchase, as the case may be. However, if the Redemption Date or the Repurchase Date, as the case may be, is after an Interest Record Date and on or prior to the related Interest Payment Date, then accrued and unpaid interest to, but excluding, the Redemption Date or the Repurchase Date shall be paid on such Interest Payment Date to the record Holder of such Note at the close of business on the related Interest Record Date.

Cash interest (including Contingent Cash Interest) will cease to accrue on a Note upon its maturity, conversion, or purchase by us at the option of a Holder or redemption. If a payment date is not a Business Day, payment will be made on the next succeeding day that is a Business Day.

Each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note of the same series.

(b)           Subject to the accrual and Interest Record Date provisions described below, the Company will pay contingent cash interest (“Contingent Cash Interest”) to the Holders of Notes during any six-month period from May 15 to November 14 and from November 15 to May 14, commencing with the period beginning May 20, 2010 (rather than May 15, 2010 for the first period only), if the average Note Price for the Applicable Five Trading Day Period equals 120% or more of the principal amount of such Notes. The Company will pay Contingent Cash Interest only in cash.

The amount of Contingent Cash Interest payable per Note in respect of any six-month period will equal 0.375% per annum of the average Note Price for the Applicable Five Trading Day Period.

Contingent Cash Interest, if any, will accrue from May 15 or November 15, as applicable, and will be payable on the next succeeding November 15 or May 15 Interest Payment Date, as the case may be. Contingent Cash Interest will be paid to the person in whose name a Note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant Interest Payment Date on which Contingent Cash Interest is payable.

The Company will appoint a bid solicitation agent in accordance with this Indenture, which will be the Trustee unless otherwise provided for. The Company may change the bid solicitation agent, but the bid solicitation agent will not be an Affiliate of the Company. The bid solicitation agent will solicit bids from securities dealers that are believed by the Company to be willing to bid for the Notes.

(c)           Upon determination that Holders will be entitled to receive Contingent Cash Interest during a relevant six-month period, the Company will issue a press release and publish such information on its website (or through another public medium the Company may use at that time) as soon as practicable.

(d)           The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 calendar days after such notice) of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company in writing of such Special Record Date. In the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at his address as it appears in the Note Register, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes of that series are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (e).

(e)           The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of that series may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause (e), such payment shall be deemed practicable by the Trustee.

SECTION 2.4. Events of Default.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 501 of the Base Indenture shall be replaced in its entirety with the following:

Section 501. Events of Default.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events which has occurred and is continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)                                  there shall be a default in the payment of any interest (including Contingent Cash Interest) on any Note when it becomes due and payable, and such default shall continue for a period of 30 calendar days;

(2)                                  there shall be a default in the payment of the principal of any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

(3)                                  (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under this Indenture, including a failure to provide timely written notice of a Fundamental Change, (other than a Default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) or in clause (b) of this clause (3)) and such Default or breach shall continue for a period of 30 calendar days after written notice has been given (or 90 calendar days in the event of a breach of the covenant described under Section 704 of this Indenture), by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes; or (b) there shall be a Default in the performance or breach of the provisions described in Article Eight;

(4)                                  one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company or any subsidiary then has outstanding indebtedness in excess of $25,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such indebtedness shall have been accelerated;

(5)                                  one or more judgments, orders or decrees for the payment of money in excess of $10,000,000, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against the Company or any subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive calendar days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(6)                                  any Holder or Holders of at least $25,000,000 in aggregate principal amount of indebtedness of the Company or any subsidiary after a default under such indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company or any subsidiary that have been pledged to or for the benefit of such Holder or Holders to secure such indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, assets of the Company or any subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

(7)                                  there shall be a default in the Company’s obligation to deliver the settlement amount upon conversion of the Notes, together with cash in respect of any fractional shares, upon conversion of any Notes and such default continues for a period of five calendar days or more;

(8)                                  there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Significant Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive calendar days; or

(9)                                  (a)           The Company or any Significant Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(b)                                 The Company or any Significant Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(c)                                  The Company or any Significant Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law;

(d)                                 The Company or any Significant Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Significant Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due; or

(e)                                  The Company or any Significant Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (9).

Any breach under this Indenture of the Company’s obligation to file periodic or other reports will be solely a covenant default, and will not be able to be deemed an Event of Default until 90 calendar days after receipt of notice from the Holder of the Notes. Holders’ remedies under this Indenture against the Company for any such covenant default will be limited to payment of additional interest as described in the following sentence and Holders will not have any right under this Indenture to accelerate the Maturity of the Notes as a result of any such covenant default until the end of the 90 day period. If a breach of the Company’s obligation under this Indenture to file periodic or other reports continues for 30 calendar days after notice thereof is given in accordance with this Indenture, the Company will pay additional interest to all Holders of Notes at a rate per annum equal to 0.50% of the Notes’ principal amount from the 30th day following such notice until such breach is cured.

SECTION 2.5. Acceleration of Maturity; Rescission and Annulment.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 502 of the Base Indenture shall be replaced in its entirety with the following:

Section 502. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than as specified in clauses (8) and (9) of Section 501) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may, and the Trustee at the request of such Holders shall, declare an amount equal to the aggregate principal amount of the Notes and any accrued and unpaid cash interest (including Contingent Cash Interest) on the Notes through the date of such declaration, to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes). Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause (8) or (9) of the prior paragraph occurs and is continuing, then an amount equal to the aggregate principal amount of the Notes, together with any accrued and unpaid cash interest (including Contingent Cash Interest) through the occurrence of such event, shall ipso facto become and be immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest (including Contingent Cash Interest) on all Notes, (3) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon (including Contingent Cash Interest) at a rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest (including Contingent Cash Interest) at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes and any accrued and unpaid cash interest (including any accrued and unpaid Contingent Cash Interest), which have become due solely by such declaration of acceleration, have been cured or waived.

SECTION 2.6. Waiver of Past Defaults.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 513 of the Base Indenture shall be replaced in its entirety with the following:

Section 513. Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount at Maturity of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Indenture and its consequences, except a Default in the payment of the principal of, or the Redemption Price, the purchase price or the Fundamental Change Repurchase Price or accrued and unpaid interest (including Contingent Cash Interest) on any Note due, or in respect of a failure to convert any Note or to deliver the settlement amount upon conversion of the Notes as required by this Indenture, or in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent Event of Default or other Default or impair any right consequent thereon.

SECTION 2.7. Notice of Defaults.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, the following language shall be added to Section 601 of the Base Indenture:

Section 601. Notice of Defaults.

The Company is required to notify the Trustee within five Business Days of becoming aware of the occurrence of any Default.

SECTION 2.8. Reports by Company.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 704 of the Base Indenture shall be replaced in its entirety with the following:

Section 704. Reports by the Company

The Company shall:

(a) file with the Commission, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company was so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company was so subject; and

(b) file within 60 calendar days after the end of each fiscal quarter, 120 calendar days after the end of each fiscal year and within 15 calendar days of each Required Filing Date with respect to any other documents filed, with the Trustee copies of the annual reports, quarterly reports and other documents required to be filed pursuant to this Indenture. Within 15 calendar days after filing thereof with the Trustee, the Company will transmit by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders. If the Company’s filing such documents with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, the Company will supply copies of such documents to any prospective Holder at the Company’s cost.

SECTION 2.9. Consolidation, Merger, Sale or Conveyance.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Article Eight of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE EIGHT

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 801. Company May Consolidate, etc., Only on Certain Terms.

The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(1)                                  either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its subsidiaries on a consolidated basis (the “Surviving Entity”) shall be a corporation, a limited liability company, limited partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by any supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture, and this Indenture shall remain in full force and effect;

(2)                                  immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)                                  the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereof comply with the provisions of this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Section 802. Successor Substituted.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of the Company and the Company would be discharged from its obligations under this Indenture and the Notes.

Notwithstanding the foregoing in this Article Eight, the Company may merge or consolidate with or into or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to a direct or indirect wholly owned subsidiary of the Company without complying with the above provisions in a transaction or series of transactions in which the Company remains the obligor on the Notes.

SECTION 2.10. Supplemental Indentures.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Sections 901 and 902 of the Base Indenture shall be replaced in their entirety with the following:

Section 901. Supplemental Indentures and Agreements without Consent of Holders.

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto or agreements, in form and substance satisfactory to the Trustee, for any of the following purposes:

(1)                                  to evidence the succession of another person to the Company or any other obligor upon the Notes, and the assumption by any such successor of the covenants of the Company or obligor under this Indenture and in the Notes, in each case in compliance with the provisions of this Indenture;

(2)                                  to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the Holders, or to add additional opportunities for optional redemption at the option of the Holder, or to surrender any right or power conferred in this Indenture upon the Company or any other obligor upon the Notes, as applicable, in this Indenture or in the Notes;

(3)                                  to cure any ambiguity, to correct or supplement any provision in this Indenture which may be defective or inconsistent with any other provision in this Indenture or to make any other provisions with respect to matters or questions arising under this Indenture or the Notes; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(4)                                  to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, as contemplated by this Indenture or otherwise;

(5)                                  to add a guarantor;

(6)                                  to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(7)                                  to allow for additional dates on which Holders of Notes would have the right to require the Company to repurchase such notes or to reduce the conversion price in accordance with this Indenture; or

(8)                                  to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Indenture obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise.

Section 902. Supplemental Indentures and Agreements with Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes of all series affected, by Act of said Holders delivered to the Company, and the Trustee when authorized by a Board Resolution, the Company and the Trustee may enter into an indenture or indentures supplemental hereto or agreements, in form and substance satisfactory to the Trustee, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture or the Notes; provided, however, that no such supplemental indenture, agreement or instrument shall, without the consent of each Holder of any Outstanding Notes of all series affected thereby:

(1)                                  change the stated Maturity of the principal of, or any installment of interest (including Contingent Cash Interest) on, any Note or reduce the principal amount at Maturity thereof or the rate of interest (including Contingent Cash Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date) or with respect to the conversion of Notes;

(2)                                  amend, change or modify the obligation of the Company to repurchase all or any part of the Notes in the event of a Fundamental Change in accordance with Article Fifteen, including amending, changing or modifying any definitions with respect thereto;

(3)                                  reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of this Indenture or certain defaults;

(4)                                  modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of Outstanding Notes required for such actions or to provide that certain other provisions of this Indenture relating to the Notes cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(5)                                  except as otherwise permitted under Article Eight, consent to the assignment or transfer by the Company of any of its rights and obligations under this Indenture;

(6)                                  amend or modify any of the provisions of the Note in any manner that would subordinate the Note in right of payment to any other indebtedness of the Company;

(7)                                  adversely affect the right of Holders to convert Notes other than as provided in this Indenture; or

(8)                                  reduce the principal amount, the Redemption Price, the purchase price or the Fundamental Change Repurchase Price of any Note, or amend or modify in any manner adverse to the Holders of Notes the Company’s obligations to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

Upon the written request of the Company, accompanied by a copy of a Board Resolution authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall, subject to Section 903, join with the Company in the execution of such supplemental indenture.

It shall not be necessary for any Act of Holders under this Section 902 to approve the particular form of any proposed supplemental indenture, as it shall be sufficient if such Act shall approve the substance thereof.

SECTION 2.11. Rights of Redemption.

The Notes shall be redeemable as provided in Article Eleven of the Base Indenture, except that with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 1101 of the Base Indenture shall be replaced in its entirety and Section 1108 shall include the additional provision as follows:

Section 1101.  Rights of Redemption.

The Company may redeem the Notes in whole or from time to time in part on or after May 20, 2010 for cash, on at least 30 calendar days’, and no more than 60 calendar days’ notice (a “Redemption Notice,” attached hereto as Exhibit B) at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid cash interest (including Contingent Cash Interest), if any, on such Notes to, but excluding, the applicable Redemption Date.  If the Redemption Date is after the close of business on the Interest Record Date for the payment of an installment of interest and before the related Interest Payment Date, then the payment of interest becoming due on that date will be payable to the Holder of record at the close of business on the relevant Interest Record Date.  Therefore, the Redemption Price will include only the principal amount of the Notes redeemed, and will not include any accrued and unpaid interest unless the Holder of the Notes so redeemed was also the Holder of the Record at the close of business on the immediately preceding Interest Record Date.

If the Company calls any Notes for redemption, a Holder may convert its Notes only until the close of business on the second Business Day immediately preceding the Redemption Date, unless the Company fails to pay the Redemption Price.

Section 1108. Notes Redeemed or Purchased in Part.

In the event of any redemption in part, the Company will not be required to (a) issue, register the transfer of or exchange any Note during a period of 15 calendar days before the mailing of the redemption notice; or (b) register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

SECTION 2.12. Conversion.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, a new Article Fourteen shall be added to the Base Indenture as follows:

ARTICLE FOURTEEN

CONVERSION OF THE NOTES

Section 1401. Conversion Privilege.

(a) Subject to the further provisions of this Article Fourteen, a Holder of a Note may convert the principal amount of such Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Cash and Class A Common Stock, if any, at any time prior to the close of business on November 15, 2026, at the Conversion Price then in effect, if, during any calendar quarter (the “Quarter”) (and only during such Quarter) commencing after the date of the initial issuance of Notes, the Closing Sale Price of the Class A Common Stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the Quarter preceding the Quarter in which the conversion occurs is more than 130% of the Conversion Price of the Notes in effect on that last Trading Day (the “Closing Sale Price Condition”), subject to the exceptions provided in Section 1401(b); provided, however, that if such Note is submitted for purchase pursuant to Article Fifteen, such conversion right shall terminate at the close of business on the second Trading Day immediately preceding the Fundamental Change Repurchase Date (as defined in Section 1501 of this Indenture) for such Note or such earlier date as the Holder presents such Note for purchase pursuant to Article Fifteen (unless the Company shall Default in making the Fundamental Change Repurchase Price (as defined in Section 1501) payment when due, in which case the conversion right shall terminate at the close of business on the date such Default is cured and such Note is purchased).

Provisions of this Indenture that apply to conversion of all of the Notes also apply to conversion of a portion of any Note.

A Note in respect of which a Holder has delivered an Option to Elect Repurchase Upon a Fundamental Change, the form of which is attached hereto as Exhibit C, pursuant to Section 1501(c) exercising the option of such Holder to require the Company to purchase such Note may be converted only if such Option to Elect Repurchase Upon a Fundamental Change is withdrawn by a written notice of withdrawal delivered to a Paying Agent prior to 5:00 p.m., New York City time, on the second Trading Day immediately preceding the Fundamental Change Repurchase Date in accordance with Section 1501.

A Holder of Notes is not entitled to any rights of a Holder of Class A Common Stock until such Holder has converted its Notes to Class A Common Stock and then only to the extent such Notes are deemed to have been converted into Class A Common Stock pursuant to this Article Fourteen.

(b) Even if the Closing Sale Price Condition is not satisfied,

(i) if the Trading Price for the Notes on each Trading Day during any five consecutive Trading Day period was less than 95% of the Closing Sale Price of Class A Common Stock on such date multiplied by the then current Conversion Rate, a Holder may surrender Notes for conversion at any time during the following 10 Trading Days.  For the avoidance of doubt, the five dates of determination within any five consecutive Trading Day period referred to above shall not include any day on which Nasdaq or, if the Class A Common Stock is not listed on Nasdaq, the principal other U.S. national or regional securities exchange on which the Class A Common Stock is then listed is not open for trading;

(ii) in the event that the Company declares

(A) a dividend or distribution of any rights or warrants to all holders of Class A Common Stock entitling them to subscribe for or purchase shares of Class A Common Stock at a price per share less than the Current Market Price per share (as defined in Section 1406(f)) on the Record Date for such dividend or distribution; or

(B) a dividend or distribution of Cash, debt securities (or other evidences of Indebtedness) or other assets (excluding dividends or distributions for which a Conversion Price adjustment is required to be made under Section 1406(a) or 1406(b) of this Indenture) where the fair market value of such dividend or distribution per share of Class A Common Stock, as determined in this Indenture, together with all other such dividends and distributions within the preceding twelve months, exceeds 15% of the Current Market Price of the Class A Common Stock as of the Trading Day immediately prior to the date of declaration for such dividend or distribution;

then the Notes may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 calendar days prior to the Ex-Dividend Date (as defined in Section 1406) for such dividend or distribution, until the earlier of the close of business on the Business Day prior to the Ex-Dividend Date or until the Company announces that such dividend or distribution will not take place;

(iii) upon the occurrence of a Fundamental Change with respect to the Company, to the extent practicable, the Company will give notice to holders of the anticipated effective date not earlier than 70 calendar days nor later than 40 calendar days prior to such anticipated effective time.  In order to exercise the repurchase right, Holders must deliver, on or before the 30th business day after the date of such notice, a Repurchase Notice, as described in Article Fifteen;

(iv) The Holder of any Notes will have the right, at its option, to convert such Notes that the Company calls for redemption at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date, even if the Notes are not otherwise convertible at such time.  A Note for which a Holder has delivered a Repurchase Notice or a Fundamental Change Notice, requiring us to purchase such Note may be surrendered for conversion only if such notice is withdrawn in accordance with this Indenture;

(v) if the Company consolidates with or merges with or into another Person or is a party to a binding share exchange or conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its properties and assets in each case pursuant to which the Class A Common Stock would be converted into Cash, securities and/or other property, the Notes may be surrendered for conversion at any time from or after the date, which is 15 calendar days prior to the date announced by the Company as the anticipated effective date of the transaction, and until and including the date that is 15 calendar days after the date that is the effective date of such transaction; provided such transaction does not otherwise constitute a Fundamental Change (to which the provisions of Sections 1401(b)(iii) and 1401(c) shall instead apply) (any such transaction to which this Section 1401(b)(v) applies, a “Transforming Transaction”); the Company shall notify Holders of Notes at least 20 calendar days prior to the anticipated effective date of such Transforming Transaction and the Board of Directors shall determine the anticipated effective date of such Transforming Transaction, and such determination shall be conclusive and binding on the Holders and shall be publicly announced by the Company and posted on its website not later than two Business Days prior to such 15th day; and

(vi) at any time after November 15, 2026 and prior to the close of business on the Business Day immediately preceding the Stated Maturity Date, the Notes may be surrendered for conversion regardless of whether any of the foregoing conditions has been satisfied.

(c) Pursuant to Section 1401(b)(iii), if a Holder converts Notes at any time from or after the date which is 40 calendar days prior to the anticipated effective time of any Fundamental Change as announced by the Company until the close of business on the second Trading Day immediately preceding the Fundamental Change Repurchase Date, such Holder shall receive:

(i) if such Notes are surrendered for conversion at any time beginning 25 Trading Days before the date of payment of consideration in connection with a Fundamental Change in Control, Cash and, with respect to the Daily Net Share Settlement Value (if any), the kind of securities and other assets or property received by Holders of the Class A Common Stock in such Fundamental Change transaction; or

(ii) in all other events, Cash or a combination of Cash and Class A Common Stock, if any, in the same manner as described in Section 1405 of this Indenture;

in each case, taking into account any Additional Shares deliverable as a result of any Fundamental Change in Control pursuant to Section 1411 of this Indenture.

(d) Upon request, the Trustee, on behalf of the Company, will determine whether the Notes are convertible pursuant to the first paragraph of Section 1401(a) and clause (i) of Section 1401(b), and, if so, will notify the Trustee and the Company in writing.

(e) The Trustee, acting as Conversion Agent, shall have no obligation to determine the Trading Price of the Notes unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request unless the Trustee, acting at the request of one or more Holders holding, in the aggregate, at least $5,000,000 in principal amount of Notes, provides the Company with reasonable evidence that the Trading Price of the Notes on any Trading Day would be less than 95% of the product of the then current Conversion Rate multiplied by the Closing Sale Price of the Class A Common Stock on that date.  At such time, the Company shall instruct the Trustee to determine the Trading Price of the Notes beginning on such Trading Day and on each successive Trading Day for four consecutive Trading Days.

Section 1402. Conversion Procedure.

The right to convert any Note may be exercised, if such Note is represented by a Global Note, by book-entry transfer to the Conversion Agent (which initially shall be the Trustee) through the facilities of the Depositary in accordance with the applicable procedures or, if such Note is represented by a certificated Note, by delivery of such Note at the specified office of the Conversion Agent, accompanied, in either case, by (a) a completed and duly signed Conversion Notice, in the form attached hereto as Exhibit D, (a “Conversion Notice”); (b) if the Note is represented by a certificated Note and such certificated Note has been lost, stolen, destroyed or mutilated, a notice to the Conversion Agent in accordance with Section 307 regarding the loss, theft, destruction or mutilation of the Note; (c) appropriate endorsements and transfer documents if required by the Conversion Agent; and (d) payment of any tax or duty, in accordance with Section 1404, which may be payable in respect of any transfer involving the issue or delivery of the Class A Common Stock in the name of a Person other than the Holder of the Note.  The “Conversion Date” shall be the Business Day on which the Holder satisfies all of the requirements set forth in the immediately preceding sentence, if all such requirements shall have been satisfied by 11:00 a.m., New York City time, on such day, and in all other cases, the Conversion Date shall be the next succeeding Business Day; however, if a Holder surrenders for conversion a Note at any time after the 25th scheduled Trading Day prior to the Stated Maturity Date, the Conversion Date shall be deemed to be the Business Day immediately preceding the Stated Maturity Date.  On the third Business Day following the last day of the related Conversion Period, subject to Section 1405, the Company shall deliver to the Holder through a Conversion Agent a certificate for the number of whole shares of Class A Common Stock (or the other form of consideration into which the Class A Common Stock has been converted in connection with a Transforming Transaction), if any, issuable upon the conversion and Cash (including Cash in lieu of any fractional shares pursuant to Section 1403).

The person in whose name the Class A Common Stock certificate is registered shall be deemed to be a stockholder of record on the Conversion Date; provided, however, that no surrender of a Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Class A Common Stock upon such conversion as the record Holder or Holders of such shares of Class A Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Class A Common Stock as the record Holder or Holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided, further, that such conversion shall be at the Conversion Price in effect for the 20 Trading Days beginning on the third Trading Day immediately following the Conversion Date as if the stock transfer books of the Company had not been closed.  Upon conversion of a Note, such person shall no longer be a Holder of such Note.  No payment or adjustment will be made for dividends or distributions on shares of Class A Common Stock issued upon conversion of a Note.  Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee, upon receipt of an Officers’ Certificate and Opinion of Counsel, shall authenticate and deliver to the Holder, a new Note equal in principal amount to the unconverted portion of the Note surrendered.

Section 1403. Fractional Shares.

The Company will not issue fractional shares of Class A Common Stock upon conversion of the Notes.  In lieu thereof, the Company will deliver a number of shares of Class A Common Stock equal to the aggregate of the fractional shares otherwise deliverable for each Trading Day during the Conversion Period (rounding down to the nearest whole number) and Cash equal to the remainder multiplied by the Volume Weighted Average Price (as defined below) of the Class A Common Stock on the last day of the Conversion Period.

Section 1404. Taxes on Conversion.

If a Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Class A Common Stock upon such conversion.  However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name.  The Conversion Agent may refuse to deliver the certificate representing the Class A Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name.  Nothing herein shall preclude any tax withholding required by law or regulation.

Section 1405. Payment Upon Conversion.

(a) Except as otherwise provided in Section 1401(c) of this Indenture, in the event that the Company receives a Holder’s valid Conversion Notice:

(i) For each $1,000 aggregate principal amount of Notes surrendered for conversion, the Company shall be required to pay to such Holder the aggregate of the following (the “Conversion Obligation”) for each of the twenty Trading Days beginning on the third Trading Day following the Conversion Date (such twenty Trading Day period, a “Conversion Period”):

(A) if the Daily Conversion Value (as defined below) for such Trading Day for each $1,000 aggregate principal amount of Notes exceeds $50.00, (1) a Cash payment of $50.00 and (2) the remaining Daily Conversion Value (the “Daily Net Share Settlement Value”) in shares of Class A Common Stock (or the other form of consideration into which the Class A Common Stock has been converted in connection with a Transforming Transaction) subject to the right to deliver Cash in lieu of all or a portion of the shares of Class A Common Stock; or

(B) if the Daily Conversion Value for such Trading Day for each $1,000 aggregate principal amount of Notes is less than or equal to $50.00, a Cash payment equal to the Daily Conversion Value.

(C) Notwithstanding the foregoing, if a Holder surrenders for conversion a Note at any time after the twenty-fifth scheduled Trading Day immediately preceding the Stated Maturity Date and on or prior to the close of business on the Business Day immediately preceding the Stated Maturity Date, (1) the Conversion Date will be deemed to be the Business Day immediately preceding the Stated Maturity Date, (2) the Conversion Period for such conversion will be the twenty Trading Day period commencing on the Trading Day immediately following the Stated Maturity Date, (3) in lieu of receiving any Cash payments as set forth pursuant to clause (A) or (B) above, the Holder will receive a Cash payment on the Stated Maturity Date of $1,000 per $1,000 aggregate principal amount of Notes surrendered and (4) on the third Business Day following the last day of such Conversion Period, the Holder will receive an amount of shares of Class A Common Stock, if any, equal to the aggregate of, for each Trading Day during the Conversion Period, any Daily Conversion Value in excess of $50.00, subject to the Company’s right to deliver cash in lieu of all or a portion of such remaining shares as described pursuant to clause (ii) below.

(ii) The amount to be paid to a converting Holder shall be computed in accordance with the following:

(A) The “Daily Conversion Value” for each Trading Day during the Conversion Period for each $1,000 aggregate principal amount of Notes is equal to one-twentieth of the product of the then applicable Conversion Rate multiplied by the Volume Weighted Average Price of the Class A Common Stock (or such other form of consideration into which the Class A Common Stock has been converted in connection with a Fundamental Change) on such Trading Day.

(B) The number of shares of Class A Common Stock to be delivered under Section 1405(a)(i)(A)(2) or 1405(a)(i)(C)(4) (in either case, the “Residual Amount”) shall be determined by dividing the Daily Net Share Settlement Value by the Volume Weighted Average Price of the Class A Common Stock (or such other form of consideration into which the Class A Common Stock has been converted in connection with a Fundamental Change) for such Trading Day, in each case subject to the Company’s right to deliver cash in lieu of all or a portion of such remaining shares.

(C) On any day prior to the first Trading Day of the applicable Conversion Period, the Company may specify a percentage of the Residual Amount that will be settled in cash (the “Cash Percentage”).  If the Company elects to specify a Cash Percentage, the amount of Cash that the Company will deliver in respect of each Trading Day in the applicable Conversion Period will equal the product of:  (1) the Cash Percentage and (2) the Residual Amount.  The number of shares deliverable in respect of each Trading Day in the applicable Conversion Period will be equal to the product of (i) 100% minus the Cash Percentage times (ii) the Residual Amount for the Trading Day divided by the daily Volume Weighted Average Price of Class A Common Stock on such Trading Day.  If the Company does not specify a Cash Percentage by the start of the applicable Conversion Period, then the Company must settle 100% of the Residual Amount for each Trading Day in the applicable Conversion Period with shares of Class A Common Stock.  The Company will provide notice to all Holders of the Notes and the Trustee of the chosen method of settlement on or before the day immediately prior to the first Trading Day of the applicable Conversion Period.  Simultaneously with providing such notice, the Company will issue a press release containing the relevant information and make this information available on its website.

(D) For purposes of this Section 1405, “Volume Weighted Average Price” per share of Class A Common Stock (or any security into which the Class A Common Stock has been converted in connection with a Fundamental Change) on any Trading Day means the volume weighted average price on the principal exchange or over-the-counter market on which the Class A Common Stock (or such other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that Trading Day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page SBGI Equity AQR (or the Bloomberg Page for any security into which the Class A Common Stock has been converted in connection with a Fundamental Change), or if such Volume Weighted Average Price is not available, the Board of Directors’ reasonable, good faith estimate of the volume weighted average price of the shares of Class A Common Stock (or other security) on such Trading Day (whose determination shall be conclusive evidence of such Volume Weighted Average Price and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent).

(b) The Company shall, prior to the issuance of any Notes hereunder, and from time to time as may be necessary, reserve at all times and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock, a sufficient number of shares of Class A Common Stock deliverable upon conversion of all of the Notes.

(c) All shares of Class A Common Stock that may be issued upon conversion of the Notes shall be duly authorized, validly issued, fully paid and nonassessable and shall be free of any preemptive rights and free of any lien or adverse claim.

(d) The Company shall endeavor to comply with all applicable securities laws regulating the offer and delivery of any Class A Common Stock upon conversion of the Notes and shall list or cause to have quoted such shares of Class A Common Stock on each national or regional securities exchange or other over-the-counter market or such other market on which the Class A Common Stock is then listed or quoted; provided, however, that, if the rules of such automated quotation system or exchange permit the Company to defer the listing of such Class A Common Stock until the first conversion of the Notes into Class A Common Stock in accordance with the provisions of this Indenture, the Company covenants to list such Class A Common Stock issuable upon conversion of the Notes in accordance with the requirements of such automated quotation system or exchange at such time.

(e) Notwithstanding anything herein to the contrary, nothing herein shall give to any Holder any rights as a creditor in respect of its right to conversion.

Section 1406. Adjustment of Conversion Price.

The Conversion Price shall be adjusted from time to time by the Company as follows:

(a) In case the Company shall (i) pay a dividend on its Class A Common Stock in shares of Class A Common Stock, (ii) make a distribution on its Class A Common Stock in shares of Class A Common Stock, (iii) subdivide its outstanding Class A Common Stock into a greater number of shares, or (iv) combine its outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive that number of shares of Class A Common Stock which it would have owned had such Note been converted immediately prior to the Record Date of such event or the happening of such event (assuming such Note were convertible solely into shares of Class A Common Stock, based on the relevant Conversion Price, rather than Cash or Cash and Class A Common Stock as set forth in Section 1405).  An adjustment made pursuant to this subsection (a) shall become effective immediately after the Record Date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

(b) In case the Company shall issue rights or warrants to all or substantially all holders of its Class A Common Stock entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of Class A Common Stock (or securities convertible into Class A Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price per share of Class A Common Stock (as determined in accordance with subsection (f) of this Section 1406) on the Record Date for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such Record Date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on such Record Date plus the number of shares which the aggregate offering price of the total number of shares of Class A Common Stock so offered (or the aggregate conversion price of the convertible securities so offered, which shall be determined by multiplying the number of shares of Class A Common Stock issuable upon conversion of such convertible securities by the conversion price per share of Class A Common Stock pursuant to the terms of such convertible securities) would purchase at the Current Market Price per share (as defined in subsection (f) of this Section 1406) of Class A Common Stock on such Record Date, and of which the denominator shall be the number of shares of Class A Common Stock outstanding on such Record Date plus the number of additional shares of Class A Common Stock offered (or into which the convertible securities so offered are convertible).  Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after such Record Date.  If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised or distributed, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Class A Common Stock actually issued (or the number of shares of Class A Common Stock issuable upon conversion of convertible securities actually issued).

(c) In case the Company shall distribute to all or substantially all holders of its Class A Common Stock any shares of capital stock of the Company (other than Class A Common Stock), evidences of Indebtedness or other non-Cash assets (including securities of any Person other than the Company but excluding (1) dividends or distributions paid exclusively in Cash referred to in subsection (e) of this Section 1406 or (2) dividends or distributions referred to in subsection (a) of this Section 1406), or shall distribute to all or substantially all Holders of its Class A Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants referred to in subsection (b) of this Section 1406 and also excluding the distribution of rights to all Holders of Class A Common Stock pursuant to the adoption of a stockholder rights plan or the detachment of such rights under the terms of such stockholder rights plan), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the current Conversion Price by a fraction of which the numerator shall be the Current Market Price per share (as defined in subsection (f) of this Section 1406) of the Class A Common Stock on the Record Date mentioned below less the fair market value on such Record Date (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent) of the portion of the capital stock, evidences of indebtedness or other non-Cash assets so distributed or of such rights or warrants applicable to one share of Class A Common Stock (determined on the basis of the number of shares of Class A Common Stock outstanding on the Record Date), and of which the denominator shall be the Current Market Price per share (as defined in subsection (f) of this Section 1406) of the Class A Common Stock on such Record Date.  Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the Record Date for the determination of shareholders entitled to receive such distribution.

In the event the then fair market value (as so determined) of the portion of the capital stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Class A Common Stock is equal to or greater than the Current Market Price per share of the Class A Common Stock on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of a Note shall have the right to receive upon conversion the amount of capital stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants such Holder would have received had such Holder converted each Note on such Record Date.  In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price, which would then be in effect if such dividend or distribution had not been declared.  If the Board of Directors determines the fair market value of any distribution for purposes of this Section 1406(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Class A Common Stock.

In the event that the Company implements a stockholder rights plan (“Rights Plan”), upon conversion of the Notes into Class A Common Stock, to the extent that the Rights Plan has been implemented and is still in effect upon such conversion, the Holders of Notes will receive, in addition to the Class A Common Stock, the rights described therein (whether or not the rights have separated from the Class A Common Stock at the time of conversion), subject to the limitations set forth in the Rights Plan.  Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 1406(c).

Rights or warrants distributed by the Company to all Holders of Class A Common Stock entitling the Holders thereof to subscribe for or purchase shares of the capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):  (i) are deemed to be transferred with such shares of Class A Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Class A Common Stock, shall be deemed not to have been distributed for purposes of this Section 1406 (and no adjustment to the Conversion Price under this Section 1406 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 1406(c).  If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of Indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 1406 was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a Cash distribution, equal to the per share redemption or Repurchase Price received by a holder or holders of Class A Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Class A Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(d) (1) In case any tender offer made by the Company or any of its Subsidiaries for Class A Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall involve the payment of aggregate consideration in an amount (determined as the sum of the aggregate amount of Cash consideration and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent thereof) of any other consideration) that exceeds an amount equal to the Current Market Price per share of Class A Common Stock (as determined in accordance with subsection (f) of this Section 1406) as of the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), then, immediately prior to the opening of business on the day after the Expiration Date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Expiration Date by a fraction of which the numerator shall be the product of the number of shares of Class A Common Stock outstanding (including tendered shares but excluding any shares held in the treasury of the Company) at the Expiration Time multiplied by the Current Market Price per share of the Class A Common Stock (as determined in accordance with subsection (f) of this Section 1406) on the Trading Day next succeeding the Expiration Date and the denominator shall be the sum of (x) the aggregate consideration (determined as aforesaid) payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Class A Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) at the Expiration Time and the Current Market Price per share of Class A Common Stock (as determined in accordance with subsection (f) of this Section 1406) on the Trading Day next succeeding the Expiration Date, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Date.  In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased.  If the application of this Section 1406(d)(2) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 1406(d)(2).

(2) For purposes of this Section 1406(d), the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(e) In case the Company shall make any cash dividend or distribution to all or substantially all holders of the Class A Common Stock during any quarterly fiscal period in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period (the “Current Dividend Rate”), exceeds $0.15 per share (appropriately adjusted from time to time for any share dividends on, or subdivisions of, common stock) (the “Initial Dividend Rate”), the Conversion Rate shall be adjusted so that, if the Current Dividend Rate is greater than the Initial Dividend Rate, then the Conversion Rate in effect immediately after the Record Date for such distribution shall be equal to the Conversion Rate in effect immediately prior to the Record Date for such distribution multiplied by a fraction of which the numerator shall be the Last Reported Sale Price (as determined in accordance with subsection (f) of this Section 1406) of the Class A Common Stock on the Trading Day immediately preceding the Record Date for such distribution (or, if earlier, the Ex-Dividend Date relating to such distribution) and the denominator shall be the amount in Cash per share the Company distributes to holders of Class A Common Stock in excess of $0.15 (appropriately adjusted from time to time for any share dividends on, or subdivision of, the Class A Common Stock) subtracted from such Last Reported Sale Price.

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or distribution; provided that if such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f) For the purpose of any computation under this Section 1406, (i) the current market price (the “Current Market Price”) shall mean, with respect to any date of determination, the Closing Sale Price per share of Class A Common Stock on the date of determination; (ii) “Dividend Adjustment Amount” means the full amount of the dividend or distribution in excess of the Initial Dividend Rate to the extent payable in Cash applicable to one common share; the term “Ex-Dividend Date”, when used with respect to any dividend or distribution, means the first date on which the Class A Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such dividend or distribution; and “Last Reported Sale Price” means, with respect to the Class A Common Stock, the Closing Sale Price per share (or, if no Closing Sale Price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported for composite transactions by the Nasdaq Global Market or Nasdaq Global Select Market or such other principal United States national or regional securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed on a United States national or regional securities exchange, on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Class A Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and asked prices for the Class A Common Stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by the Company for this purpose.

(g) In any case in which this Section 1406 shall require that an adjustment be made following a Record Date or Expiration Date, as the case may be, established for purposes of this Section 1406, the Company may elect to defer but only until five Business Days following the filing by the Company with the Trustee of the certificate described in Section 1411 issuing to the Holder of any Note converted after such Record Date or Expiration Date the shares of Class A Common Stock and other capital stock of the Company issuable upon such conversion over and above the shares of Class A Common Stock and other capital stock of the Company issuable, or Cash payable, upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which, or Cash the payment of which, is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares or Cash, as the case may be.  If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the Record Date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such Record Date had not been fixed or such effective date or Expiration Date had not occurred.

Section 1407. No Adjustment.

Notwithstanding the provisions of Section 1406, no adjustment in the Conversion Rate shall be required unless the adjustment would result in a change of at least 1% in the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this Section 1407 are not required to be made shall be carried forward and taken into account in any subsequent adjustment, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward upon required purchases of the Notes in connection with a Fundamental Change and five Business Days prior to the Stated Maturity Date.  All calculations under this Article Fourteen shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

Except as otherwise provided herein, no adjustment need be made for issuances of Class A Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for a change in the par value or a change to no par value of the Class A Common Stock.

To the extent that the Notes become convertible into the right to receive Cash, no adjustment need be made thereafter as to the Cash.  Interest will not accrue on the Cash.

No adjustment to the Conversion Rate will be required in respect of any transaction that Holders will participate in without conversion of the Notes.

Section 1408. Adjustment for Tax Purposes.

Notwithstanding any other provision in the Indenture, the Company shall without the consent of any Holder be entitled to make such reductions in the Conversion Price, for the remaining term of the Notes or any shorter term, in addition to those required by Section 1406, as the Board of Directors shall determine to be advisable in order to avoid or diminish any tax to any Holders of shares of Class A Common Stock or rights to purchase Class A Common Stock resulting from any stock dividends, subdivisions of shares, distributions of rights or warrants to purchase or subscribe for stock or Securities, distributions of Securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders or from any event treated as such for income tax purposes.

Section 1409. Withholding Taxes Setoff.

The Company may, at its option, set-off withholding taxes due with respect to Notes against payments of Cash and Class A Common Stock on the Notes. In the case of any such set-off against Class A Common Stock delivered upon conversion of the Notes, such Class A Common Stock shall be valued based on the arithmetic average of the Volume Weighted Average Prices for each Trading Day in the relevant Conversion Period.

Section 1410. Temporary Reduction of Conversion Price.

Notwithstanding any other provision in this Indenture, the Company is permitted, without the consent of any Holder and subject to applicable Nasdaq rules (if the Company is then listed on Nasdaq or another relevant stock exchange), to reduce the Conversion Price of the Notes by any amount for a period of at least 20 Business Days if the Board of Directors determines that such reduction would be in the Company’s best interest.  At least 15 calendar days’ prior notice of any reduction in the Conversion Price will be given.

Section 1411. Notice of Certain Transactions.

In the event that:

(1)                                  the Company takes any action which would require an adjustment in the Conversion Price;

(2)                                  the Company consolidates or merges with, or transfers all or substantially all of its property and assets to, another corporation and shareholders of the Company must approve the transaction; or

(3)                                  there is a dissolution or liquidation of the Company,

the Company shall mail to Holders and file with the Trustee a notice stating the proposed Record Date and mail the notice at least 10 calendar days before such date; provided, further, that upon occurrence of an event referred to in clause (1) of this Section 1411, the Company shall file with the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it and promptly mail to Holders a notice of the adjustment.  Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 1411; provided, however, that unless and until the Trustee shall have received an Officers’ Certificate setting forth an adjustment of the Conversion Price in connection with the event referred to in clause (1), the Trustee may assume without inquiry that the Conversion Price has not been adjusted and that the last Conversion Price of which it has knowledge remains in effect.

Section 1412. Additional Shares.

(a) If a Holder elects to convert its Notes pursuant to Section 1401(b)(iii) hereof in connection with a Fundamental Change in Control (as defined below) that occurs prior to the Stated Maturity Date, the Conversion Rate of the Notes being converted by such Holder at that time shall be increased by an additional number of shares of Class A Common Stock (the “Additional Shares”) determined by reference to the table attached as Schedule I hereto.  For avoidance of doubt, the adjustment provided for in this Section 1412 shall be made only with respect to the Notes converted in connection with such Fundamental Change in Control and shall not be effective as to any Note not so converted.

(b) A “Fundamental Change in Control” is limited to the first, third or fifth clauses of the definition of Fundamental Change (as defined in Section 1501), unless in the case of a merger or consolidation, at least 90% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the Fundamental Change, consists of common stock traded on a United States national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when listed or exchanged in connection with such Fundamental Change) and as a result of such transaction or transactions the Notes become convertible solely into such common stock.

(c) For purposes of determining the applicable number of Additional Shares pursuant to Schedule I:

(i) “Effective Date” shall mean the date the Fundamental Change in Control occurs or becomes effective; and

(ii) “Stock Price” shall mean: (x) in the case of a Fundamental Change described in the third clause of the definition of Fundamental Change, the price paid per share of Class A Common Stock in the Fundamental Change in Control, unless the holders of Class A Common Stock receive only Cash in such Fundamental Change in Control, in which event “Stock Price” shall mean the Cash amount paid per share; (y) in the case of a Fundamental Change described in the first clause of the definition of Fundamental Change, the average of the last reported Closing Sale Prices of Class A Common Stock over the five consecutive Trading Day period ending on the Trading Day preceding the Effective Date of such Fundamental Change in Control; and (z) in the case of a Fundamental Change described in the fifth clause of the definition of Fundamental Change, (i) if as a result of a transaction that causes the de-listing of Class A Common Stock, the price paid per share in connection with such transaction, if such price exists, and (ii) if as a result of any other event giving rise to a de-listing, the average of the last reported Closing Sale Prices of Class A Common Stock over the five consecutive Trading Day period ending on the Trading Day preceding the announcement of such event.

(d) If the Stock Price is between two Stock Price amounts in the table attached as Schedule I hereto, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts, based on a 365-day year.

(e) If the Effective Date falls between two Effective Dates in the table attached as Schedule I hereto, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the two dates, based on a 365-day year.

(f) No increase in the Conversion Rate shall be made pursuant to this Section 1411 if the Stock Price (i) exceeds $35.00 per share (subject to adjustment) or (ii) is less than $15.33 per share (subject to adjustment).

(g) The Stock Price figures set forth in the first row of the table (i.e., column headers) in Schedule I hereto shall be adjusted as of any date on which the Conversion Price of the Notes is adjusted pursuant to Section 1406.  The adjusted Stock Price figures shall equal the Stock Price figures applicable immediately prior to such adjustment, divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the Stock Price figure adjustment and the denominator of which is the Conversion Price as so adjusted.  The number of Additional Shares indicated in the table shall be adjusted in the same manner as the Conversion Rate that results from an adjustment to the Conversion Price pursuant to Section 1406.

(h) In no event shall the Conversion Rate be increased by more than 65.2315 shares per $1,000 principal amount of Notes (the “Maximum Conversion Rate Adjustment”) pursuant to the events described in this Section 1412.  The Maximum Conversion Rate Adjustment shall be subject to adjustments in the same manner as the Conversion Rate is adjusted as a result of adjustments to the Conversion Price pursuant to Section 1406.

(i) The Company will notify Holders of the anticipated Effective Date of a Fundamental Change in Control and issue a press release as soon as practicable after the Company first determines the anticipated Effective Date of such Fundamental Change in Control.

Section 1413. Disclaimer.

Neither the Trustee nor any Conversion Agent (other than the Company or an Affiliate of the Company) shall have any duty to determine when an adjustment under this Article Fourteen should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers’ Certificate, including the Officers’ Certificate with respect thereto, which the Company is obligated to file with the Trustee (and to deliver a copy thereof to the Conversion Agent) pursuant to Section 1411.  Neither the Trustee nor any Conversion Agent (other than the Company or an Affiliate of the Company) makes any representation as to the validity or value of any Securities or assets issued upon conversion of Notes, and neither shall be responsible for the Company’s failure to comply with any provisions of this Article Fourteen.

Section 1414. Limitation on Adjustments.

(a) The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article Fourteen without complying with the Nasdaq’s shareholder approval rules or such rules of another relevant stock exchange.

(b) The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article Fourteen if that adjustment would reduce the Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Notes.

SECTION 2.13. Repurchases of Notes Upon a Fundamental Change.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, a new Article Fifteen shall be added to the Base Indenture as follows:

ARTICLE FIFTEEN

REPURCHASES OF NOTES UPON A FUNDAMENTAL CHANGE

Section 1501. Repurchases of Notes at Option of the Holder Upon Fundamental Change.

(a) If at any time that Notes remain outstanding there shall occur a Fundamental Change, Notes shall be purchased by the Company at the option of the Holders, as of the date that is 30 Business Days after the Holder’s receipt of notice of the Fundamental Change (the “Fundamental Change Repurchase Date” and such notice, the “Notice of Occurrence of a Fundamental Change,” the form attached hereto as Exhibit E) at a purchase price equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest (including Contingent Cash Interest) to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), payable in Cash, subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 1501.  Notes submitted for repurchase must have a principal amount of $1,000 or an integral multiple of $1,000.

A “Fundamental Change” shall mean the occurrence of:

(1)                                  Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, except that a Person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Company, provided that the Permitted Holders “beneficially own” (as so defined) a lesser percentage of such Voting Stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company;

(2)                                  During any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the shareholders of the Company, was approved by a vote of at least 66⅔% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

(3)                                  The Company consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company), or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Equity Interests or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 40% of the total outstanding Voting Stock of the surviving corporation and (2) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction;

(4)                                  The Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions in Article Eight; or

(5)                                  Class A Common Stock ceases to be listed on a national securities exchange or quoted on the Nasdaq Global Select Market or Nasdaq Global Market or another established automated over-the-counter trading market in the United States.

For purposes of this Section 1501, “Disqualified Equity Interests” means any Equity Interests that, either by their terms or by the terms of any note into which they are convertible or exchangeable or otherwise, are or upon the happening of an event or passage of time would be required to be redeemed prior to the Final Date of Maturity (other than upon a Fundamental Change in Control of the Company in circumstances where the Holders of the Notes would have similar rights), of the principal of the Notes or are redeemable at the option of the Holder thereof at any time prior to any such Final Date of Maturity, or are convertible into or exchangeable for debt securities at any time prior to any such Final Date of Maturity at the option of the Holder thereof.

(b) To the extent practicable, the Company will give notice to Holders of the anticipated effective date for a Fundamental Change not more than 70 calendar days nor less than 40 calendar days prior to the anticipated effective date.  The Company will provide to all Holders of the Notes and the Trustee and Paying Agent a Notice of Occurrence of a Fundamental Change and of the resulting repurchase right, which shall include the form for the Option to Elect Repurchase Upon a Fundamental Change and a Repurchase Notice to be completed by the Holder and shall state:

(i)            the date of such Fundamental Change and, briefly, the events causing such Fundamental Change;

(ii)           the date by which the Option to Elect Repurchase Upon a Fundamental Change pursuant to this Section 1501 must be given;

(iii)          the Fundamental Change Repurchase Date;

(iv)          the Fundamental Change Repurchase Price (including the amount of additional shares of Class A Common Stock that are deliverable, if any);

(v)           the Holder’s right to require the Company to purchase the Notes;

(vi)          the procedures that the Holder must follow to exercise rights under this Section 1501;

(vii)         the procedures for withdrawing the Option to Elect Repurchase Upon a Fundamental Change, including a form of notice of withdrawal; and

(vii)         that the Holder must satisfy the requirements set forth in the Indenture and the Notes in order to convert the Notes.

If any of the Notes is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the repurchase of Global Notes.

Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time.

(c) To exercise the repurchase right, the Holder must deliver, on or before the 30th Business Day after the date of the Company’s notice of a Fundamental Change, subject to an extension that complies with applicable law, the Notes to be repurchased, duly endorsed for transfer, together with a written Repurchase Notice and the form entitled Option to Elect Repurchase Upon a Fundamental Change on the reverse side of the Notes duly completed, to the Paying Agent.  The Holder’s Repurchase Notice shall state the following, in addition to the other required information included on such Repurchase Notice:

(i) if certificated, the certificate numbers of the Notes to be delivered for repurchase;

(ii) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(iii) that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and this Indenture.

Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Option to Elect Repurchase Upon a Fundamental Change contemplated by this subsection (c) shall have the right to withdraw such Option to Elect Repurchase Upon a Fundamental Change in whole or in a portion thereof that is a principal amount of $1,000 or in an integral multiple thereof by a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Business Day prior to the Fundamental Change Repurchase Date.  The notice of withdrawal shall state:

(i) the principal amount of the withdrawn Notes;

(ii) if Certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, the Holder’s notice must comply with appropriate DTC procedures; and

(iii) the principal amount, if any, which remains subject to the Repurchase Notice.

Section 1502. Effect of the Option to Elect Repurchase Upon a Fundamental Change.

The Company will be required to repurchase the Notes no later than 35 Business Days after the date of the Company’s notice of the occurrence of the relevant Fundamental Change subject to an extension that complies with applicable law.  The Holder will receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or the delivery of the Notes.  If the Paying Agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Notes on the Business Day following the Fundamental Change Repurchase Date, then:

(i) the Notes will cease to be outstanding and interest, including any Contingent Cash Interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the Paying Agent); and

(ii) all other rights of the Holder will terminate (other than the right to receive the Fundamental Change Repurchase Price and any previously accrued and unpaid interest (including any Contingent Cash Interest) and additional amounts upon delivery or transfer of the Notes).

Section 1503. Deposit of Fundamental Change Repurchase Price.

On or before 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Trustee or with a Paying Agent (other than the Company or an Affiliate of the Company) an amount of money (in immediately available funds if deposited on such Fundamental Change Repurchase Date) sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be purchased as of such Fundamental Change Repurchase Date.  The manner in which the deposit required by this Section 1503 is made by the Company shall be at the option of the Company; provided that such deposit shall be made in a manner reasonably acceptable to the Trustee and the Paying Agent such that the Trustee or a Paying Agent shall have immediately available funds on the Fundamental Change Repurchase Date.

If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Fundamental Change Repurchase Price of any Note for which the Option to Elect Repurchase Upon a Fundamental Change has been tendered and not withdrawn in accordance with this Indenture, then, on the Fundamental Change Repurchase Date, such Note will cease to be outstanding and the rights of the Holder in respect thereof shall terminate (other than the right to receive the Fundamental Change Repurchase Price as aforesaid).  The Company shall publicly announce the principal amount of Notes purchased as a result of such Fundamental Change on or as soon as practicable after the Fundamental Change Repurchase Date.

To the extent that the aggregate amount of Cash deposited by the Company pursuant to this Section 1503 exceeds the aggregate Fundamental Change Repurchase Price of the Notes or portions thereof that the Company is obligated to purchase, then promptly after the Fundamental Change Repurchase Date the Trustee or a Paying Agent, as the case may be, shall return any such excess Cash to the Company.

Section 1504. Securities to be Purchased in Part.

Any Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Fundamental Change Repurchase Date the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 1505. No Fundamental Change.

A Fundamental Change will not be deemed to have occurred for purposes of determining whether the Holder will have the right to require the Company to repurchase Notes upon a Fundamental Change, pursuant to this Article Fifteen, if either:

(a) the last sale price of the Class A Common Stock for any five Trading Days within:

(1)           the period of ten consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change resulting solely from the first Fundamental Change listed under the definition of Fundamental Change, or

(2)           the period of ten consecutive Trading Days immediately preceding the occurrence of a fundamental change, in the case of the second, third and fourth clauses under the definition of Fundamental Change, is at least equal to 105% of the quotient where the numerator is $1,000 and the denominator is the Conversion Rate in effect on such day; or

(b) in the case of a merger or consolidation, at least 90% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the Fundamental Change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq Global Select Market or Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the Notes become convertible solely into such common stock.

Section 1506. Trustee’s Fundamental Change Repurchase Disclaimer.

The Trustee has no duty to determine when a Fundamental Change has occurred, or when repurchases of Notes upon a Fundamental Change under Article Fifteen should be made.  The Trustee shall not be accountable for and makes no representation as to the Fundamental Change Repurchase Price payable in respect of any Fundamental Change.  The Trustee shall not be responsible for the Company’s failure to comply with this Article Fifteen.

SECTION 2.14. Repurchase of Notes.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, a new Article Sixteen shall be added to the Base Indenture as follows:

ARTICLE SIXTEEN

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

Section 1601. Repurchase of Notes at the Option of the Holder.

The Company will be required to repurchase the Notes from any Holder for cash on May 15, 2010, May 15, 2017, and May 15, 2022.  The Repurchase Price will be the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest (including Contingent Cash Interest) through the purchase date and will be payable in Cash only.  The Company is permitted at its option to add additional dates on which Holders would have the right to require the Company to repurchase the Notes.  The Company would be required to provide 15 calendar days advance notice to Holders of its nonbinding intention to add additional dates.

The Company is prohibited from repurchasing Notes for cash in connection with the Holders’ repurchase right if any Event of Default under this Indenture has occurred and is continuing, except a Default in the payment of the Repurchase Price with respect to the Notes.

Section 1602. Notice of Repurchase.

The Company shall give notice on a date not less than 20 Business Days prior to each Repurchase Date to all Holders at their addresses shown in the note register kept by the “Note Registrar”, and to beneficial owners as required by applicable law, stating among other things the procedures that Holders must follow to require the Company to repurchase the Notes.  If the Repurchase Notice, attached here to as Exhibit F, is given and withdrawn during such period, the Company will not be obligated to repurchase the related Notes.

Section 1603. Condition to Repurchase.

The Company will be required to repurchase any Outstanding Notes for which the Holder delivers a written Repurchase Notice to the Paying Agent. The Repurchase Notice must state:

(1)                                  if Certificated Notes have been issued, the Note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

(2)                                  the portion of the aggregate principal amount of the Notes to be repurchased, in multiples of $1,000; and

(3)                                  that the Notes are to be repurchased by the Company pursuant to the applicable provisions of this Indenture.

A Holder must either effect book-entry transfer or deliver the Note, together with necessary endorsements, to the office of the Paying Agent after delivery of the Repurchase Notice to receive payment of the Repurchase Price.  If the Paying Agent holds money or securities sufficient to pay the Repurchase Price of the Note on the Business Day following the Repurchase Date, then: (i) the Note will cease to be Outstanding; (ii) interest will cease to accrue; and (iii) all other rights of the holder will terminate. This will be the case whether or not book-entry transfer of the Note is made or whether or not the Note is delivered to the Paying Agent.

Section 1604. Withdraw of Repurchase.

A Holder may withdraw any Repurchase Notice by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Repurchase Date.  The notice of withdrawal must state:

(1)                                  the aggregate principal amount of the withdrawn Notes;

(2)                                  if Certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or, if not certificated, the notice must comply with appropriate DTC procedures; and

(3)                                  the aggregate principal amount of the Notes, which remains subject to the Repurchase Notice.

Section 1605. Compliance with Securities Laws Upon Repurchase of Notes.

In connection with any offer to purchase or repurchase Notes under this Indenture, the Company shall (a) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, (b) file the related Schedule TO (or any successor or similar schedule, form or report), if required, under the Exchange Act and (c) otherwise comply with all federal and state securities laws in connection with such offer to purchase or repurchase Notes, all so as to permit the rights of the Holders and obligations of the Company under this Indenture to be exercised in the time and in the manner specified herein.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. Purpose.

The purpose of this First Supplemental Indenture is to effect the amendments set forth herein. The Company represents and warrants that all the conditions and requirements necessary to make this First Supplemental Indenture, when duly exercised and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

SECTION 3.2. Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company shall bind their respective successors and assigns, whether or not so expressed.

SECTION 3.3. Separability Clause.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.4. Schedules and Exhibits.

All schedules and exhibits attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

SECTION 3.5. Benefits of First Supplemental Indenture.

Nothing in this First Supplemental Indenture or in the related Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders of Notes of any series created on or after the date hereof, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 3.6. Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.7. Ratification.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

SECTION 3.8. Rights of Trustee.

The Trustee executes this First Supplemental Indenture only on the condition that it shall have and enjoy with respect thereto all of the rights, duties, and immunities as set forth in the Base Indenture.

SECTION 3.9. Construction.

As used in this First Supplemental Indenture, unless otherwise stated or unless context otherwise requires, the terms “herein,” “hereof,” “this Indenture” and “the Indenture” when used to refer to a document reference are intended to refer to the Base Indenture (as in effect after giving effect to this First Supplemental Indenture) together with this First Supplemental Indenture.

SECTION 3.10. Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

SECTION 3.11. Repurchase and Cancellation.

All Notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the Trustee, be delivered to the Trustee.  All Notes delivered to the Trustee shall be cancelled promptly by the Trustee.  No Notes shall be authenticated in exchange for any Notes cancelled as provided in the Indenture.

The Company may, to the extent permitted by law, repurchase Notes in the open market or by tender offer at any price or by private agreement.  Any Notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation.  Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

SECTION 3.12. Trust Indenture Act Controls.

If any provision of the Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the TIA through operation of Section 318(c) thereof, such imposed duties shall control.

SECTION 3.13. Governing Law.

The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 3.14. Tax Treatment of Notes.

(a)           The parties hereto hereby agree, and by the purchase or acceptance of a Note or a beneficial interest in a Note, each Holder and each beneficial owner of a Note hereby agrees, for all U.S. federal income tax purposes (in the absence of a change in applicable law requiring a contrary treatment):

(1)                                  to treat the Notes as indebtedness of the Company;

(2)           to treat the Notes as indebtedness that is subject to U.S. Treasury Regulation section 1.1275-4(b); and

(3)           to treat the fair market value of any Common Stock paid to and received by a Holder or beneficial owner of a Note upon conversion of a Note or a beneficial interest in a Note as a contingent payment under U.S. Treasury Regulation section 1.1275-4(b) that will result in an adjustment under U.S. Treasury Regulation section 1.1275-4(b)(3)(iv) and U.S. Treasury Regulation section 1.1275-4(b)(6).

(b)           Comparable Yield and Projected Payment Schedule.  Solely for purposes of applying U.S. Treasury Regulation section 1.1275-4 to the Notes:

(1)           The Company hereby agrees, and by the purchase or acceptance of a Note or a beneficial interest in a Note, each Holder and each beneficial owner of a Note hereby agrees, for United States federal income tax purposes, to accrue interest with respect to outstanding Notes (in the case of the Company) or with respect to its Note or beneficial interest in a Note (in the case of a Holder or beneficial owner of a Note) as original issue discount according to the “noncontingent bond method,” as set forth in U.S. Treasury Regulation section 1.1275-4(b), using the comparable yield, as defined in U.S. Treasury Regulation section 1.1275-4(b)(4)(i), for the Notes of 7.79%, compounded semi-annually (the “Comparable Yield”) and the projected payment schedule of this First Supplemental Indenture (the “Projected Payment Schedule,” attached hereto as Annex B) (in the case of the Comparable Yield and the Projected Payment Schedule, in the absence of an administrative determination or judicial ruling to the contrary);

(2)           The Company hereby acknowledges and agrees, and by the purchase or acceptance of a Note or a beneficial interest in a Note, each Holder and each beneficial owner of a Note hereby acknowledges and agrees, that (i) the Comparable Yield and the Projected Payment Schedule are not determined for any purpose other than for the purpose of applying U.S. Treasury Regulation section 1.1275-4(b) to the Notes and beneficial interests in the Notes and (ii) the Comparable Yield and Projected Payment Schedule do not constitute a projection or representation regarding the actual amount or timing of payments on the Notes or the value at any time of any Common Stock that may be received by a Holder or beneficial owner of a Note upon conversion of a Note or a beneficial interest therein; and

(3)           The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Notes as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time, including the amount of any adjustment made under the “noncontingent bond method,” as set forth in U.S. Treasury Regulation section 1.1275-4(b), to account for the amount of any difference between the amount of an actual payment and the amount of a projected payment.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

SINCLAIR BROADCAST GROUP, INC.,
as Issuer

Attest	/s/ Lucy Rutishauser		By:	/s/ David B. Amy
	Name:	Lucy Rutishauser		Name:	David B. Amy
	Title:	Treasurer		Title:	Chief Financial Officer

TRUSTEE:
U.S. Bank National Association, as Trustee

			By:	/s/ Melody M. Scott		(SEAL)
				Name:	Melody M. Scott
				Title:	Trust Officer

STATE OF MARYLAND

ss.:

COUNTY OF HARFORD

        On the 10th day of May, 2007, before me personally came David B. Amy, to me known, who, being by me duly sworn, did depose and say that he resides at 2323 Willow Vale Drive, Falston, Maryland; that he is Chief Financial Officer of Sinclair Broadcast Group, Inc., the corporation described in and which executed the above instrument; that he knows the corporate seal of such corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to authority of the Board of Directors of such corporation; and that he signed his name thereto pursuant to like authority.

(NOTARIAL SEAL)

/s/ Susan E. Domozych

CITY OF RICHMOND

 ss.:

COMMONWEALTH OF VIRGINIA

        I HEREBY CERTIFY that on this 10th day of May, 2007, before me, the subscriber, a Notary Public in and for the jurisdiction aforesaid, personally appeared in said jurisdiction Melody M. Scott personally well known to me (or satisfactorily proven) to be the Trust Officer of U.S. Bank National Association, a national banking association, and personally well known to me (or satisfactorily proven) to be the person who executed the foregoing instrument; and acknowledged that, having authority so to do, she executed the foregoing instrument as the act and deed of said bank for the purposes therein contained, delivered the same as such.

WITNESS my hand and Notarial Seal the year and day first above written.

/s/ Jeffrey Connelly

(NOTARIAL SEAL)

1

EXHIBIT A

The form of the face of any Notes authenticated and delivered hereunder shall be substantially as follows:

SINCLAIR BROADCAST GROUP, INC.

3.00% CONVERTIBLE SENIOR NOTE DUE 2027

CUSIP NO. 829226AW9

No. 1	$300,000,000

Sinclair Broadcast Group, Inc., a Maryland corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of $300,000,000 United States dollars, or such other principal amount as may be set forth on the Note Register on Appendix A hereto in accordance with the Indenture, due May 15, 2027, at the office or agency of the Company referred to below.  The maximum principal amount of the Notes which may be issued is $345,000,000 which includes $45,000,000 which may be issued pursuant to exercise of an over-allotment option.

Interest Payment Dates: May 15 and November 15 of each year, commencing November 15, 2007.

Interest Record Date: May 1 and November 1 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Indenture by manual signature of an authorized signer, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

THE NOTES WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES, AND ARE SUBJECT TO THE CONTINGENT PAYMENT DEBT INSTRUMENT RULES OF TREASURY REGULATION SECTION 1.1275-4 (THE “CONTINGENT PAYMENT REGULATIONS”).  THE ISSUE PRICE FOR EACH $1,000 PRINCIPAL AMOUNT OF THE NOTES IS $1,000 AND THE ISSUE DATE FOR THE NOTES IS MAY 10, 2007. THE ISSUER AGREES, AND BY ACCEPTING A BENEFICIAL OWNERSHIP INTEREST IN A NOTE EACH HOLDER AND ANY BENEFICIAL OWNER OF A NOTE WILL BE DEEMED TO HAVE AGREED, FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, (1) TO TREAT THE NOTES AS DEBT INSTRUMENTS THAT

ARE SUBJECT TO THE CONTINGENT PAYMENT REGULATIONS, (2) TO TREAT THE FAIR MARKET VALUE OF ANY COMMON STOCK RECEIVED UPON ANY CONVERSION OF THE NOTES AS A CONTINGENT PAYMENT FOR PURPOSES OF THE CONTINGENT PAYMENT REGULATIONS, AND (3) TO ACCRUE INTEREST WITH RESPECT TO THE NOTES AS ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES ACCORDING TO THE “NONCONTINGENT BOND METHOD,” SET FORTH IN THE CONTINGENT PAYMENT REGULATIONS, AND TO BE BOUND BY THE ISSUER’S DETERMINATION OF THE “COMPARABLE YIELD” AND “PROJECTED PAYMENT SCHEDULE,” WITHIN THE MEANING OF THE CONTINGENT PAYMENT REGULATIONS, WITH RESPECT TO THE NOTES.  THE COMPARABLE YIELD FOR THE NOTES IS 7.79% PER ANNUM, COMPOUNDED SEMI-ANNUALLY (WHICH WILL BE TREATED AS THE YIELD TO MATURITY FOR U.S. FEDERAL INCOME TAX PURPOSES).  THE PROJECTED PAYMENT SCHEDULE IS ATTACHED AS ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE.  INFORMATION REGARDING THE COMPARABLE YIELD OF THE NOTES, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTES AND THE PROJECTED PAYMENT SCHEDULE FOR THE NOTES MAY BE OBTAINED BY CONTACTING THE GENERAL COUNSEL OF SINCLAIR BROADCAST GROUP, INC., 10706 BEAVER DAM ROAD, HUNT VALLEY, MD 21030.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

SINCLAIR BROADCAST GROUP, INC.,
a Maryland corporation

Attest		By:
	Name:		Name:
	Title:		Title:

Date: May 10, 2007

The form of the reverse side of any Notes authenticated and delivered hereunder shall be substantially as follows:

SINCLAIR BROADCAST GROUP, INC.

3.00% CONVERTIBLE SENIOR NOTE DUE 2027

This Note is one of a duly authorized issue of Notes of the Company designated as its 3.00% Convertible Senior Notes due 2027 (herein called the “Notes”), limited in aggregate principal amount to up to $345,000,000, which includes $45,000,000 which may be issued pursuant to exercise of an over-allotment option, issued under and subject to the terms of an indenture, dated as of May 10, 2007, between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture) (the “Base Indenture,” and as supplemented by a “First Supplemental Indenture,” dated as of May 10, 2007 between the Company and the Trustee, the “Indenture”), to which Indenture and all indentures supplemental thereto relating to the Notes reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

1. Interest

The Notes will initially bear interest on the principal amount thereof at a rate of 3.00% per year. Interest shall be payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2007.  Each payment of cash interest on the Notes will include interest accrued through the day before the applicable Interest Payment Date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be).

The Company will also pay contingent cash interest on the Notes during any six-month period from May 15 to November 14 and from November 15 to May 14, commencing with the period beginning May 20, 2010 (rather than May 15, 2010 for the first period only), in limited circumstances. The Company will pay Contingent Cash Interest only in cash.

Interest shall be payable on each Interest Payment Date to the person in whose name the Note is registered at the close of business on the preceding Interest Record Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company shall pay Interest to the Holder of record on the Interest Record Date even if the Company elects to redeem or Holders elect to require the Company to repurchase the Notes on a date that is after an Interest Record Date, but on or prior to the corresponding Interest Payment Date. In that instance, the Company shall pay accrued and unpaid Interest on the Notes being redeemed to, but not including, the Redemption Date, the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, to the Holder of record on the Interest Record Date.

2. Method of Payment

The Company shall pay Interest on the Global Note to DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds by wire transfer if requested by the Holder of any such Note at least five Business Days prior to the relevant Interest Payment Date.

On the final date of maturity on May 15, 2027 (the “Final Maturity Date”), the Company shall pay Interest on Certificated Notes, if applicable, at the Company’s office or agency maintained for that purpose, which initially shall be the office of the Trustee located in Richmond, Virginia.

Subject to the terms and conditions of the Indenture, the Company shall make payments in cash in respect of Redemption Prices, Repurchase Prices, Fundamental Change Repurchase Prices and at the Final Maturity Date to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes. The Company shall pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3. Redemption of Notes at the Option of the Company

No sinking fund is provided for the Notes. The Notes are redeemable for cash at the option of the Company, in whole or in part, at any time or from time to time on or after May 20, 2010 upon not less than 30 nor more than 60 calendar days’ notice by mail for a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid Interest on those Notes up to, but excluding, the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate. If a portion of a Holder’s Notes is selected for partial redemption and that Holder converts a portion of his Notes, the converted portion will be deemed to be of the portion selected for redemption.

In the event of redemption of this Note in accordance with the Indenture in part only, the Company shall not be required (a) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business (i) 15 calendar days before the date of selection of Notes of that series for redemption under Section 1104 and ending at the close of business on the day of such selection or (ii) 15 calendar days before an Interest Payment Date and ending on the close of business on the Interest Payment Date, or (b) to register the transfer of or exchange any Note of that series so selected for redemption in whole or in part, except the unredeemed portion of Notes of that series being redeemed in part.

The Company may not redeem the Notes if it has failed to pay any Interest on the Notes when due and such failure to pay is continuing.

4. Repurchase by the Company at Option of the Holder

Subject to the terms and conditions of the Indenture, the Company shall become obligated to repurchase, at the option of the Holder, all or any portion of the Notes held by such Holder on May 15, 2010, May 15, 2017, and May 15, 2022.  The Repurchase Price will be the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest (including Contingent Cash Interest) through the purchase date and will be payable in cash only.  The Company is permitted at its option to add additional dates on which Holders would have the right to require the Company to repurchase the Notes.  To exercise such right, a Holder shall deliver to the Paying Agent a Repurchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Repurchase Date until the close of business on the Repurchase Date, and shall deliver the Notes to the Paying Agent as set forth in the Indenture.

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to repurchase the Notes held by such Holder after the occurrence of a Fundamental Change for a Fundamental Change Repurchase Price as described in the Indenture.

Holders have the right to withdraw any Repurchase Notice or Option to Elect Repurchase Upon a Fundamental Change, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If cash sufficient to pay the Repurchase Price or Fundamental Change Repurchase Price, as the case may be, of all Notes or portions thereof to be purchased as of the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, is deposited with the Paying Agent, Interest shall cease to accrue on such Notes (or portions thereof) on and following such Repurchase Date or Fundamental Change Repurchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Repurchase Price or Fundamental Change Repurchase Price upon surrender of such Note.

5. Conversion

A Holder of a Note may convert the principal amount of such Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Cash and Class A Common Stock, if any, at any time prior to the close of business on November 15, 2026, subject to the conditions set forth in Section 1401 of the Indenture; provided, however, that, if the Security is submitted for purchase upon a Fundamental Change, the conversion right shall terminate at the close of business on the second Trading Day immediately preceding the Fundamental Change Repurchase Date for such Note or such earlier date as the Holder presents such Note for purchase (unless the Company shall Default in making the Fundamental Change Repurchase Price payment when due, in which case the conversion right shall terminate at the close of business on the date such Default is cured and such Note is purchased).

The initial Conversion Price is $20.43 per share, and the initial Conversion Rate is 48.9476 shares of Class A Common Stock, in each case subject to adjustment under certain circumstances as provided in the Indenture.  No fractional shares will be issued upon conversion; in lieu thereof, the Company shall deliver a number of shares of Class A Common Stock equal to the aggregate of the fractional shares otherwise deliverable for each Trading Day during the Conversion Period (rounding down to the nearest whole number) and shall pay an amount in cash equal to the remainder multiplied by the Volume Weighted Average Price of the Class A Common Stock on the last day of the Conversion Period.

To convert a Note, a Holder must (a) complete and duly sign the conversion notice set forth below and deliver such notice to a Conversion Agent, (b) surrender the Note to a Conversion Agent, if such Note is represented by a Global Note, by book-entry transfer through the facilities of the Depositary in accordance with the Applicable Procedures or, if such Note is represented by a Certificated Note, by delivery of such Note at the specified office of the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by a Conversion Agent and (d) pay any transfer or similar tax, if required.  A Holder may convert a portion of a Note equal to $1,000 or any integral multiple thereof.

A Note in respect of which a Holder had delivered a Fundamental Change Repurchase Notice exercising the option of such Holder to require the Company to purchase such Note may be converted only if the Fundamental Change Repurchase Notice is withdrawn in accordance with the terms of the Indenture.

6. Paying Agent, Conversion Agent and Registrar

Initially, the Trustee shall act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

7. Form, Exchange and Transfer

The Notes are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Note Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Note Registrar need not transfer or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period of 15 calendar days before (a) the mailing of a notice of redemption of Notes to be redeemed or (b) an Interest Payment Date (except, in the case of a Note to be purchased in part, the portion of the Note not to be purchased).

8. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

9. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes and (ii) certain Events of Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes. The Company and the Trustee may also amend the Indenture or the Notes without the consent of any Holder for certain items specified in the Indenture.

Notes in certificated form are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a differing authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

10. Defaults and Remedies

If any Event of Default with respect to the Notes shall occur and be continuing, the principal amount of the Notes and any accrued and unpaid Interest, on all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

11. Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or ledge of the Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

12. Calculations in Respect of Notes

The Company or its agents shall be responsible for making all calculations called for under the Notes including, but not limited to, determinations of the market prices for the Notes and of the Class A Common Stock and the amounts of Interest accrued on the Notes. The Company shall make all calculations in good faith and using commercially reasonable standards, and absent manifest error, such calculations will be final and binding on Holders of the Notes. The Company or its agents shall be required to deliver to the Trustee and the Conversion Agent a schedule of its calculations and each of the Trustee and the Conversion Agent shall be entitled to conclusively rely upon the accuracy of such calculations without independent verification. The Trustee will forward such calculations to any Holder upon the request of such Holder.

13. No Recourse Against Others

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of this Note.

14. Authentication

This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.

15.  Indenture Controls

If any provision of the Notes limits, qualifies or conflicts with any provision of the Indenture, as supplemented by the First Supplemental Indenture, such Indenture shall control.

16.  Copy of Indenture

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture, which has in it the text of this Note in larger type. Requests may be made to:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Attn: Chief Financial Officer

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS NOTE.

EXHIBIT B

SINCLAIR BROADCAST GROUP, INC.

REDEMPTION NOTICE

[DATE]

Beneficial Owners of the 3.00% Convertible Senior Notes due 2027 (the “Notes”) issued by Sinclair Broadcast Group, Inc.:

Sinclair Broadcast Group, Inc. (the “Issuer”) by this written notice hereby notifies you, pursuant to Section 1105 of that certain Indenture (the “Indenture”), dated as of May 10, 2007, as supplemented by the First Supplemental Indenture dated as of the same date, between the Issuer and U.S. Bank National Association, that you may request the Issuer to repurchase your Notes by delivery of a Redemption Notice. Included herewith is the form of Redemption Notice to be completed by you if you wish to have your Notes repurchased by the Issuer. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

1.	Redemption Date: [ ]
2.	Redemption Price: [ ]

3.	Paying Agent and Conversion Agent: [NAME] [ADDRESS]

4.	If less than all of the Notes are to be redeemed, the identification of the particular Notes.

5.

If the Notes are to be redeemed in part, the principal amount of such Note to be redeemed and that after the Redemption Date upon surrender of such Note in the aggregate principal amount equal to the unredeemed portion thereof will be issued.

6.

The Notes as to which you have delivered a Redemption Notice must be surrendered by you (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to [Name of Paying Agent] at [insert address] in order for you to collect the Redemption Price.

7.

Unless the Issuer Defaults in making the payment of the Redemption Price owed to you, Interest on your Notes as to which you have delivered a Redemption Notice shall cease to accrue on and after the Redemption Date, unless the Company shall Default in payment of the Redemption Price.

8.	CUSIP Number: 829226AW9

B-1

EXHIBIT C

OPTION TO ELECT REPURCHASE UPON A FUNDAMENTAL CHANGE

To Sinclair Broadcast Group, Inc.

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Sinclair Broadcast Group, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to redeem the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note at a purchase price equal to the Fundamental Change Repurchase Price, payable in Cash.

Dated:

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be redeemed (in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of this Security in every particular, without alteration or any change whatsoever.

C-1

EXHIBIT D

SINCLAIR BROADCAST GROUP, INC.

CONVERSION NOTICE

To convert this Note into Class A Class A Common Stock of the Company, check the box:

[   ]

To convert only part of this Note, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):

$

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert other person’s Soc. Sec. or Tax ID no.)

(Print or type other person’s name, address and zip code)

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

D-1

EXHIBIT E

SINCLAIR BROADCAST GROUP, INC.

NOTICE OF OCCURRENCE OF A FUNDAMENTAL CHANGE

[DATE]

To the Holders of the 3.00% Convertible Senior Notes Due 2027 (the “Notes”) issued by Sinclair Broadcast Group, Inc.:

Sinclair Broadcast Group, Inc. (the “Issuer”) by this written notice hereby notifies you, pursuant to Section 1501 of that certain Indenture (the “Indenture”), dated as of May 10, 2007, as supplemented by the First Supplemental Indenture dated as of the same date, between the Issuer and U.S. Bank National Association, that a Fundamental Change (as such term and other capitalized terms used herein and not otherwise defined herein is defined in the Indenture) as described below has occurred. Included herewith is the form of Option to Elect Repurchase Upon a Fundamental Change and a Repurchase Notice to be completed by you if you wish to have your Notes repurchased by the Issuer.

1.	Fundamental Change: [Insert brief description of the Fundamental Change and the date of the occurrence thereof].

2.	Date by which the Option to Elect Repurchase Upon a Fundamental Change and the Repurchase Notice must be delivered to Paying Agent in order to have the Notes repurchased:

3.	Fundamental Change Repurchase Date:

4.	Fundamental Change Repurchase Price (including the amount of additional shares of Class A Common Stock that are deliverable, if any):

5.	CUSIP Number: 829226AW9

E-1

EXHIBIT F

SINCLAIR BROADCAST GROUP, INC.

REPURCHASE NOTICE

[DATE]

To the Beneficial Owners of the 3.00% Convertible Senior Notes Due 2027 (the “Notes”) issued by Sinclair Broadcast Group, Inc.:

Sinclair Broadcast Group, Inc. (the “Issuer”) by this written notice hereby notifies you, pursuant to Section 1109 of that certain Indenture (the “Indenture”), dated as of dated as of May 10, 2007, as supplemented by the First Supplemental Indenture dated as of the same date, between the Issuer and U.S. Bank National Association, that you may request the Issuer to repurchase your Notes by delivery of a Repurchase Notice. Included herewith is the form of Repurchase Notice to be completed by you if you wish to have your Notes repurchased by the Issuer. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

1.	Repurchase Date: [ ]

2.	Repurchase Price: [ ]

3.

Conversion Rate: To the extent described in Item 5 below, each $1,000 principal amount of the Notes is convertible into [insert number of shares] shares of the Issuer’s common stock, no par value (the “Class A Common Stock”), subject to adjustment.

4.	Paying Agent and Conversion Agent: [NAME] [ADDRESS]

5.

The Notes as to which you have delivered a Repurchase Notice to the Paying Agent may be converted if they are otherwise convertible pursuant to Article Eleven and Article Fifteen of the Indenture and the terms of the Notes only if you withdraw such Repurchase Notice pursuant to the terms of the Indenture. You may be entitled to have your Notes converted into a combination of cash and shares of the Issuer’s Class A Common Stock pursuant to Article Fourteen.

6.

The Notes as to which you have delivered a Repurchase Notice must be surrendered by you (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to [Name of Paying Agent] at [insert address] in order for you to collect the Repurchase Price.

7.

The Repurchase Price for the Notes as to which you have delivered a Repurchase Notice and not withdrawn such Repurchase Notice shall be paid promptly following the later of the Business Day immediately following such Repurchase Date and the date you deliver such Notes to [Name of Paying Agent].

8.

In order to exercise your option to have the Issuer repurchase your Notes, you must deliver the Repurchase Notice, duly completed by you with the information required by such Repurchase Notice (as specified in Section 1109 of the Indenture) and deliver such Repurchase Notice to the Paying Agent at any time from 9:00 a.m. on [insert day that is 20 Business Days prior to Repurchase Date] until 5:00 p.m. on the [insert day that is the Repurchase Date].

F-1

9.	If certificated, indicate the certificate numbers of the Notes to be delivered for repurchase.

10.

In order to withdraw any Repurchase Notice previously delivered by you to the Paying Agent, you must deliver to the Paying Agent, by 5:00 p.m. on [insert day that is the Repurchase Date], a written notice of withdrawal specifying (i) the certificate number, if any, of the Notes in respect of which such notice of withdrawal is being submitted, (ii) the principal amount of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) if you are not withdrawing your Repurchase Notice for all of your Notes, the principal amount of the Notes, which still remain subject to the original Repurchase Notice.

10.

Unless the Issuer Defaults in making the payment of the Repurchase Price owed to you, Interest on your Notes as to which you have delivered a Repurchase Notice shall cease to accrue on and after the Repurchase Date.

11.	CUSIP Number: 829226AW9

F-2

SCHEDULE I

STOCK PRICE

	Share price
Effective Date	$15.33	$16.00	$17.00	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00	$27.50	$30.00	$35.00
05/02/07	16.28	14.42	12.04	10.04	8.35	6.93	5.72	4.70	3.83	3.10	2.48	1.33	0.60	0.00
11/15/07	16.27	14.36	11.91	9.86	8.14	6.70	5.48	4.46	3.60	2.88	2.28	1.17	0.48	0.00
05/15/08	16.20	14.23	11.71	9.61	7.85	6.39	5.17	4.15	3.30	2.60	2.01	0.96	0.35	0.00
11/15/08	16.05	14.00	11.37	9.21	7.41	5.93	4.70	3.70	2.87	2.20	1.65	0.70	0.19	0.00
05/15/09	15.84	13.67	10.89	8.62	6.77	5.25	4.03	3.05	2.26	1.64	1.15	0.37	0.04	0.00
11/15/09	15.74	13.34	10.26	7.78	5.78	4.20	2.98	2.05	1.35	0.84	0.49	0.04	0.00	0.00
05/15/10	16.28	13.56	9.88	6.61	3.70	1.26	0.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00

S-1

ANNEX A

NOTE REGISTER

AX-1

ANNEX B

PROJECTED PAYMENT SCHEDULE

The Projected Payment Schedule is not determined for any purpose other than for the purpose of applying U.S. Treasury Regulation section 1.1275-4(b) to the Securities and beneficial interests in the Securities and the Comparable Yield and Projected Payment Schedule do not constitute a projection or representation regarding the actual amount or timing of payments on the Securities or the value at any time of any Class A Common Stock that may be received by a Holder or beneficial owner of a Security upon conversion of a Security or a beneficial interest therein.

Date of Projected Payment	Amount of Projected Payment
11/15/07	$15.42
05/15/08	$15.00
11/15/08	$15.00
05/15/09	$15.00
11/15/09	$15.00
05/15/10	$15.00
11/15/10	$15.00
05/15/11	$15.00
11/15/11	$15.00
05/15/12	$15.00
11/15/12	$15.00
05/15/13	$15.00
11/15/13	$15.00
05/15/14	$15.00
11/15/14	$17.31
05/15/15	$17.39
11/15/15	$17.48
05/15/16	$17.57
11/15/16	$17.66
05/15/17	$17.76
11/15/17	$17.86
05/15/18	$17.96
11/15/18	$18.07
05/15/19	$18.18
11/15/19	$18.29
05/15/20	$18.41
11/15/20	$18.53
05/15/21	$18.66
11/15/21	$18.79
05/15/22	$18.93
11/15/22	$19.07
05/15/23	$19.22
11/15/23	$19.37
05/15/24	$19.53
11/15/24	$19.69
05/15/25	$19.86
11/15/25	$20.03
05/15/26	$20.22
11/15/26	$20.40
05/15/27	$3,093.05